SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            S&K Famous Brands, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

     [LOGO]
                           S & K FAMOUS BRANDS, INC.

                                 P.O. BOX 31800
                         RICHMOND, VIRGINIA 23294-1800

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 1997

To the Shareholders of
S & K Famous Brands, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S & K Famous Brands, Inc. (the "Company") will be held in the Company's Corporate Headquarters located at 11100 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on Thursday, May 29, 1997, for the following purposes:

  1.  To elect eight (8) directors to serve for the ensuing year.

  2. To approve or reject an amendment to the Company's 1991 Stock Option Plan (the "Plan") to increase the number of Common Shares reserved for issuance under the Plan by 200,000 shares.

  3. To ratify the selection of Price Waterhouse LLP as independent accountants for the Company for the current year.

  4. To transact such other business as may come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 9, 1997, as the record date for the determination of Shareholders entitled to notice and to vote at the meeting and any adjournments thereof.

                                         By Order of the Board of Directors,

                                     /s/ ROBERT E. KNOWLES
                                         -----------------
                                         Robert E. Knowles
                                         Secretary

April 9, 1997

     PLEASE FILL IN, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

S & K FAMOUS BRANDS, INC.
P.O. BOX 31800
RICHMOND, VIRGINIA 23294-1800

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 29, 1997

  The enclosed proxy is solicited on behalf of the Board of Directors of S & K Famous Brands, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company, to be held May 29, 1997, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and related form of proxy are first being mailed to the Shareholders of the Company on or about April 9, 1997.

  The close of business on April 9, 1997, has been fixed by the Board of Directors as the record date for determination of Shareholders entitled to notice of and to vote at the meeting. As of the close of business on that date, there were 5,071,508 shares of Common Stock, par value $.50 per share, of the Company ("Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

  Proxies may be revoked at any time before exercise by written notice to the Company, by submitting a substitute proxy, or by attending the meeting and voting in person. Shares represented by proxies in the form enclosed, if properly executed and returned, will be voted as specified, but when no specification is made, the shares will be voted for the election of the nominees for director named herein and for each of the other proposals described herein.

  Except for the election of directors, action on a matter submitted to the shareholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. With respect to the election of directors, the eight nominees receiving the greatest number of votes cast for the election of directors will be elected. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

  The cost of the solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors and officers of the Company may also solicit proxies by telephone, telegraph or personal interview but will receive no compensation therefor other than their regular salaries. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to the beneficial owners of such shares.

  The principal executive offices of the Company are located at 11100 West Broad Street, P. O. Box 31800, Richmond, Virginia 23294-1800.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of March 18, 1997. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

--------------------------------------------------------
                                   AMOUNT AND
        NAME AND ADDRESS OF        NATURE OF    PERCENT
         BENEFICIAL OWNER          OWNERSHIP    OF CLASS
--------------------------------------------------------
Stuart C. Siegel                   1,501,369 (1)   29.6
P. O. Box 31800
Richmond, VA 23294-1800

T. Rowe Price Associates, Inc.       460,000 (2)    9.1
T. Rowe Price Small
  Cap Value Fund Inc.
100 E. Pratt Street
Baltimore, MD 21202

FMR Corp. and related persons        417,400       8.2
Fidelity Low Priced Stock Fund
82 Devonshire Street
Boston, MA 02109

Dimensional Fund Advisors, Inc.      258,600       5.1
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401
--------------------------------------------------------

  (1) INCLUDES 172,192 SHARES HELD IN TRUST FOR THE BENEFIT OF SARA E. ROSE, DAVID A. ROSE AND HOWARD L. ROSE, THE CHILDREN OF MR. SIEGEL'S SISTER, JUDITH

R. BECKER. STUART C. SIEGEL IS TRUSTEE AND EXERCISES VOTING AND INVESTMENT POWER WITH RESPECT TO THESE SHARES.

  (2) THESE SHARES ARE OWNED BY VARIOUS INDIVIDUAL AND INSTITUTIONAL INVESTORS, INCLUDING T. ROWE PRICE SMALL CAP VALUE FUND, INC. (WHICH HAS SOLE VOTING POWER WITH RESPECT TO 425,000 OF THESE SHARE), WHICH T. ROWE PRICE ASSOCIATES, INC. ("PRICE ASSOCIATES"), SERVES AS INVESTMENT ADVISOR. PRICE ASSOCIATES HAS SOLE INVESTMENT POWER WITH RESPECT TO ALL OF THESE SHARES AND SOLE VOTING POWER WITH RESPECT TO 35,000 OF THESE SHARES. FOR PURPOSES OF THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, PRICE ASSOCIATES IS DEEMED TO BE A BENEFICIAL OWNER OF THESE SHARES; HOWEVER, PRICE ASSOCIATES EXPRESSLY DISCLAIMS THAT IT IS, IN FACT, THE BENEFICIAL OWNER OF THESE SHARES. THE INFORMATION PROVIDED IS AS OF DECEMBER 31, 1996.

  (3) FMR CORP., THROUGH ITS WHOLLY-OWNED SUBSIDIARY, FIDELITY MANAGEMENT & RESEARCH COMPANY ("FIDELITY"), HAS SOLE INVESTMENT POWER WITH RESPECT TO ALL OF THESE SHARES. FIDELITY'S BENEFICIAL OWNERSHIP OF THESE SHARES RESULTS FROM ITS ACTING AS INVESTMENT ADVISOR TO FIDELITY LOW PRICED STOCK FUND, AN INVESTMENT COMPANY AND THE OWNER OF THE SHARES. EDWARD C. JOHNSON 3D, CHAIRMAN OF FMR CORP., AND ABIGAIL P. JOHNSON, A DIRECTOR OF FMR CORP., AND OTHER MEMBERS OF THE JOHNSON FAMILY MAY BE DEEMED, UNDER THE INVESTMENT COMPANY ACT OF 1940, TO FORM A CONTROLLING GROUP WITH RESPECT TO FMR CORP. THE INFORMATION PROVIDED IS AS OF DECEMBER 31, 1996.

  (4) DIMENSIONAL FUND ADVISORS INC. ("DIMENSIONAL"), A REGISTERED INVESTMENT ADVISOR, IS DEEMED TO HAVE BENEFICIAL OWNERSHIP OF THESE SHARES WHICH ARE HELD IN PORTFOLIOS OF CERTAIN INVESTMENT COMPANIES, TRUSTS AND INVESTMENT VEHICLES FOR QUALIFIED EMPLOYEE BENEFIT PLANS, ALL OF WHICH DIMENSIONAL SERVES AS INVESTMENT MANAGER. DIMENSIONAL HAS SOLE VOTING AND INVESTMENT POWER WITH RESPECT TO ALL OF THESE SHARES EXCEPT FOR 82,700 SHARES FOR WHICH VOTING POWER IS SHARED WITH CERTAIN OF SUCH ENTITIES. THE INFORMATION PROVIDED IS AS OF DECEMBER 31, 1996.

SECURITY OWNERSHIP OF MANAGEMENT

  The table below presents certain information as to the beneficial ownership of the Company's Common Stock by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers, directors and nominees as a group, as of March 18, 1997. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares listed.

-----------------------------------------------------
                        AMOUNT AND NATURE
       NAME OF            OF BENEFICIAL      PERCENT
  BENEFICIAL OWNER          OWNERSHIP        OF CLASS
-----------------------------------------------------
Stuart C. Siegel            1,501,369(1)       29.6
Robert L. Burrus, Jr.           1,000             *
Donald W. Colbert             241,175(2)        4.6
Selwyn S. Herson                  600             *
Andrew M. Lewis                 2,000             *
Steven A. Markel               49,580(3)        1.0
Troy A. Peery                   1,000             *
Marshall B. Wishnack            1,000             *
Robert J. Taphorn              42,357(4)          *
Robert E. Knowles             137,849(5)        2.7
Harry S. Shendow               27,362(6)          *
All directors and
executive officers as
a group (12 persons)        2,061,796(7)       38.5
-----------------------------------------------------

  * LESS THAN 1% OF CLASS

  (1) SEE NOTE 1 UNDER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

  (2) INCLUDES 124,133 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.

  (3) INCLUDES 47,580 SHARES WHICH ARE OWNED OR CONTROLLED BY MARKEL CORPORATION, A PUBLICLY HELD CORPORATION, AND ITS SUBSIDIARIES AND AS TO WHICH SUCH CORPORATIONS MAY BE DEEMED TO BE THE BENEFICIAL OWNERS AS OF MARCH 10, 1997. MR. MARKEL IS CURRENTLY VICE CHAIRMAN AND A DIRECTOR OF MARKEL CORPORATION AND, AS SUCH, MAY BE CONSIDERED A CONTROL PERSON OF SUCH CORPORATION AND ITS SUBSIDIARIES. MR. MARKEL EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES.

  (4) INCLUDES 19,000 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.

  (5) INCLUDES 3500 SHARES OWNED JOINTLY BY MR. KNOWLES AND HIS WIFE AS TO WHICH MR. KNOWLES MAY BE DEEMED TO SHARE VOTING AND INVESTMENT POWER. ALSO INCLUDES 78,000 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.

  (6) INCLUDES 27,000 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.

  (7) INCLUDES 3500 SHARES OWNED JOINTLY BY AN EXECUTIVE OFFICER AND HIS SPOUSE AS TO WHICH SUCH OFFICER MAY BE DEEMED TO SHARE VOTING AND INVESTMENT POWER. ALSO INCLUDES 282,999 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

  Eight directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All of the eight nominees for election to the Board of Directors are presently serving as directors. Under the Company's Bylaws each of the present directors will hold office until his successor has been elected at the Annual Meeting of Shareholders.

  The persons named as proxies in the accompanying proxy intend to vote for the election of only the eight persons named below unless the proxy specifies otherwise. It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated) the proxies will vote the proxy for the remaining nominees and such other person as the Board of Directors may designate.

INFORMATION REGARDING NOMINEES

  The following table sets forth certain information regarding each nominee.

-----------------------------------------------------------------------------------------------------------------------
                                                       PRINCIPAL OCCUPATION                   PRESENT POSITIONS
                                   DIRECTOR                 DURING THE                           AND OFFICES
        NOMINEE            AGE      SINCE                 LAST FIVE YEARS                      WITH THE COMPANY
-----------------------------------------------------------------------------------------------------------------------
Stuart C. Siegel            54       1970      Chairman of the Board of Directors      Chairman of the Board of
                                                 and Chief Executive Officer of the      Directors; Chief Executive
                                                 Company                                 Officer; Director
Robert L. Burrus, Jr.       62       1979      Partner in law firm of McGuire,         Director; Chairman, Compensation
                                                 Woods, Battle & Boothe, L.L.P.,         Committee
                                                 Richmond, Virginia
Donald W. Colbert           47       1985      President and Chief Operating Officer   President; Chief Operating
                                                 of the Company                          Officer; Director
Selwyn S. Herson            44       1992      President of consulting firm The        Director; Member, Compensation
                                                 Windsor Park Group, Woodland Hills,     Committee
                                                 California
Andrew M. Lewis, Ph.D.      51       1983      Assistant Professor, Virginia           Director; Member, Compensation
                                                 Commonwealth University, since          Committee
                                                 December 1993; Doctoral Degree
                                                 Candidate, University of
                                                 California, Berkeley, prior to
                                                 December 1993
Steven A. Markel            48       1996      Vice Chairman of Markel Corporation,    Director; Member, Audit
                                                 a specialty property and casualty       Committee
                                                 insurer, since March 1992
Troy A. Peery               50       1996      President and Chief Operating Officer   Director; Member, Audit
                                                 of Heilig-Meyers Company, a             Committee
                                                 specialty retailer of home
                                                 furnishings
Marshall B. Wishnack        50       1992      Chairman and Chief Executive Office     Director; Chairman, Audit
                                                 of Wheat First Butcher Singer Inc.      Committee
                                                 ("Wheat"), an investment banking
                                                 firm, since April 1996; President
                                                 and Chief Executive Officer of
                                                 Wheat from August 1992 to April
                                                 1996; President of Wheat prior to
                                                 August 1992
-----------------------------------------------------------------------------------------------------------------------

  Robert L. Burrus, Jr. is also a director of CSX Corporation, Heilig-Meyers Company, Concepts Direct, Inc., and O'Sullivan Corp.

  Steven A. Markel is also a director of Markel Corporation, Fairfax Financial Holdings Limited, Lindsey Morden Group Inc. and AVEMCO Corporation.

  Troy A. Peery, Jr., is also a director of Heilig-Meyers Company, Open Plan Systems, Inc., and Mentor Mutual Funds.

  Marshall B. Wishnack is also a director of Lawyers Title Insurance Corporation and Best Products Co., Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company leases certain premises at 6005 North Crestwood Avenue and the adjacent store at 5918 West Broad Street, Richmond, Virginia, totaling approximately 22,000 square feet, from Yetta Siegel-Flax pursuant to a lease which expires in 2002. The fiscal 1997 rent was $133,000. Yetta Siegel-Flax is the mother of Stuart C. Siegel. The Company operates the store at 5918 West Broad Street and has sublet the 6005 North Crestwood Avenue premises with fiscal 1997 income of $72,000.

  The Company leases its store at the Gayton Crossing Shopping Center, Richmond, Virginia, totaling approximately 4,500 square feet, from Stuart C. Siegel pursuant to a lease which expires in 2006. The fiscal 1997 rent paid to Mr. Siegel was $46,000.

  The Company believes that the rent and other terms provided in the above two leases are fair and reasonable to the Company as a tenant, are comparable to the rental terms for similar properties in the same general locations and are as favorable to the Company as if entered into with an unaffiliated party.

COMMITTEES OF THE BOARD OF DIRECTORS

  The committees of the Board of Directors of the Company include an Audit Committee and a Compensation Committee.

  Messrs. Wishnack, Markel and Peery are the members of the Audit Committee. The Audit Committee's principal responsibilities include recommending to the Board of Directors the firm of independent accountants to be retained by the Company; reviewing with the Company's independent accountants the scope and results of their audits; reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls. This Committee met twice during the fiscal year ended January 25, 1997.

  Messrs. Burrus, Lewis and Herson are the members of the Compensation Committee. The Compensation Committee has responsibility for recommending to the Board of Directors the compensation levels and benefits for directors and officers; administering the Company's stock option plan and stock purchase loan plan; reviewing the administration of the Company's savings/profit sharing plan; and advising the Board of Directors and management regarding general personnel policies. This Committee met three times during the fiscal year ended January 25, 1997.

ATTENDANCE

  The Board of Directors held five meetings during the fiscal year ended January 25, 1997. All directors attended 75 percent or more of the aggregate number of meetings of the Board and committees of the Board on which they served, except Messrs. Herson and Peery who had overseas and other commitments which prevented attendance at several meetings.

DIRECTORS' COMPENSATION

  Each director who is not an employee of the Company is paid a yearly retainer of $3,600 and a fee of $300 for each Board meeting and for each Board committee meeting attended.

  Each non-employee director also participates in the Company's Directors' Deferred Compensation Plan. Under this plan, on the date of each annual meeting of shareholders, beginning with the 1997 Annual Meeting, each director will receive shares of Company Stock with a market value of $4,000. Payment of the shares is deferred for income tax purposes into a trust until the director's retirement from the Board of Directors.

                             EXECUTIVE COMPENSATION

  The table below summarizes certain information relating to compensation during the three fiscal years ended January 25, 1997, of the five most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------
                                                                         LONG TERM COMPENSATION
                                                                ----------------------------------------
                                                                          AWARDS
                                                                ---------------------------     PAYOUTS
                             FISCAL     ANNUAL COMPENSATION     RESTRICTED      SECURITIES      --------
        NAME AND              YEAR      -------------------        STOCK        UNDERLYING        LTIP
       PRINCIPAL             ENDED       SALARY      BONUS       AWARD(S)      OPTIONS/SARS     PAYOUTS       ALL OTHER
        POSITION            JANUARY       ($)         ($)           ($)            (#)            ($)       COMPENSATION(1)
--------------------------------------------------------------------------------------------------------------------------
Stuart C. Siegel              1997      477,800     325,200          0                 0           0            164,600
     Chairman of the          1996      461,500           0          0                 0           0            127,300
     Board and CEO            1995      459,000           0          0                 0           0            109,200

Donald W. Colbert             1997      331,800     166,900          0                 0           0             43,200
     President and COO        1996      315,800           0          0            24,200           0             26,300
                              1995      313,700           0          0            30,000           0             21,860

Robert J. Taphorn(2)          1997      208,700     100,400          0                 0           0              6,900
     Executive VP             1996      198,100           0          0            10,500           0              1,500
                              1995      232,600           0          0            18,000           0              1,200

Robert E. Knowles             1997      195,500      79,600          0                 0           0             22,400
     Executive VP and         1996      185,000           0          0            10,500           0             14,400
     CFO, Secretary           1995      183,500           0          0            18,000           0             12,000
     and Treasurer

Harry S. Shendow              1997      139,200      44,400          0                 0           0             25,800
     Senior VP                1996      143,200           0          0             2,500           0             23,900
                              1995      157,400           0          0             8,000           0             22,500
--------------------------------------------------------------------------------------------------------------------------

   (1) INCLUDES COMPANY CONTRIBUTIONS UNDER THE EMPLOYEE SAVINGS/PROFIT SHARING PLAN, AMOUNTS ACCRUED UNDER DEFERRED COMPENSATION AGREEMENTS, THE NET VALUE OF THE BENEFIT TO THE NAMED EXECUTIVES OF THE PORTION OF THE PREMIUMS PAID BY THE COMPANY UNDER THE SPLIT DOLLAR LIFE INSURANCE PLAN AND AMOUNTS OF INTEREST FORGIVEN UNDER THE STOCK PURCHASE LOAN PLAN. DURING THE FISCAL YEAR ENDED JANUARY 25, 1997, (I) COMPANY CONTRIBUTIONS ALLOCATED UNDER THE EMPLOYEES' SAVINGS/PROFIT SHARING PLAN TO MESSRS. SIEGEL, COLBERT, TAPHORN, KNOWLES AND SHENDOW WERE $1,700, $1,700, $1,700, $1,700 AND $1,600, RESPECTIVELY; (II)
AMOUNTS ACCRUED UNDER DEFERRED COMPENSATION AGREEMENTS WITH MESSRS. SIEGEL, COLBERT, TAPHORN, KNOWLES AND SHENDOW WERE $84,600, $10,400, $0, $5,400 AND $24,200, RESPECTIVELY; (III) THE DOLLAR VALUE OF THE BENEFIT OF PREMIUMS PAID BY THE COMPANY (USING AN EIGHT PERCENT INTEREST RATE) UNDER THE SPLIT DOLLAR LIFE INSURANCE PLAN FOR MESSRS. SIEGEL, COLBERT, TAPHORN, KNOWLES AND SHENDOW WERE $65,900, $19,300, $0, $10,100 AND $0, RESPECTIVELY; AND (IV) AMOUNTS OF INTEREST FORGIVEN UNDER THE STOCK PURCHASE LOAN PLAN FOR MESSRS. SIEGEL, COLBERT, TAPHORN, KNOWLES AND SHENDOW WERE $12,400, $11,800, $5,200, $5,200 AND $0,
RESPECTIVELY.

  (2) MR. TAPHORN JOINED THE COMPANY ON JANUARY 31, 1994. INCLUDED IN SALARY FOR 1995 IS $34,300, REPRESENTING REIMBURSED RELOCATION AND OTHER EXPENSES.

  The following table sets forth information with respect to options, if any, exercised during the fiscal year ended January 25, 1997, and the number and value of options held at the end of such fiscal year for each of the executive officers for whom information is given in the Summary Compensation Table.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                   VALUES(1)

---------------------------------------------------------------------------------------------
                                                   NUMBER OF SECURITIES         VALUE OF
                                                        UNDERLYING             UNEXERCISED
                                                       UNEXERCISED            IN-THE-MONEY
                                                       OPTIONS/SARS          OPTIONS/SARS AT
                                                        AT FY-END               FY-END(2)
                         SHARES                            (#)                     ($)
                        ACQUIRED        VALUE      --------------------     -----------------
                      ON EXERCISE     REALIZED         EXERCISABLE/           EXERCISABLE/
                          (#)            ($)          UNEXERCISABLE           UNEXERCISABLE
---------------------------------------------------------------------------------------------
Stuart C. Siegel           0             $-                         0/0                   -/-
Donald W. Colbert          0             $-              124,133/18,067      $253,400/$19,700
Robert J. Taphorn          0             $-                19,000/9,500        $19,700/$9,800
Robert E. Knowles          0             $-                78,000/9,500       $167,100/$9,800
Harry S. Shendow           0             $-                27,000/3,500        $31,700/$3,300
---------------------------------------------------------------------------------------------

  (1) NO SARS HAVE BEEN GRANTED TO OR EXERCISED BY ANY EMPLOYEE.

  (2) DIFFERENCE BETWEEN FAIR MARKET VALUE AND EXERCISE PRICE AT FISCAL YEAR
END.

STOCK PURCHASE LOAN PROGRAM

  In 1995, the Company adopted, with shareholder approval, the Stock Purchase Loan Plan under which the Compensation Committee may approve loans to officers and other key management employees of the Company for the purpose of acquiring shares of the Company's Common Stock. The plan is intended to attract and retain key employees and to provide incentives for management to achieve the Company's current and long-term strategic goals. Pursuant to the plan, the Compensation Committee authorized and the Company made an aggregate of $1.5 million in loans in 1995 to a total of 17 officers (the "1995 Loan Program"). An aggregate of 214,275 shares of Common Stock were purchased pursuant to the 1995 Loan Program.

  Each outstanding loan has a term of seven years but becomes due and payable up to one year following a termination of the participant's employment. A loan may be prepaid without penalty at any time and is subject to mandatory repayments equal to a specified percentage of any net annual cash bonus paid to the participant. The loans bear interest, compounded annually, at a rate equal to the Applicable Federal Rate rounded upward to the nearest 0.25%. The interest rate, which is currently 6%, will be adjusted annually for changes in the Applicable Federal Rate. Each loan is secured by a pledge to the Company of the shares of Common Stock acquired with the loan proceeds. The shares are subject to additional restrictions on transfer which lapse as to one-third of the shares on each of the second, third and fifth anniversaries of the date of the loan. These restrictions do not apply to certain transfers such as those to family members for tax or estate planning purposes.

  The 1995 Loan Program allows participants to achieve forgiveness of all or a portion of the interest accruing on a loan during a fiscal year (a "Performance Period") based on the Company's achievement of the performance goals established by the Compensation Committee for such Performance Period. If a participant's employment is terminated due to death or disability or a termination by the Company without cause within two years following a change of control, all interest accrued during the then current Performance Period as well as all future interest will be forgiven. A participant who retires at or after normal retirement age will be entitled to a prorated amount of any interest forgiveness otherwise achieved for such Performance Period. Otherwise, a participant must still be employed by the Company at the end of a Performance Period to be eligible for forgiveness of any interest accrued during such Performance Period.

  The 1995 Loan Program also permits up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and retention of the shares acquired with the loan proceeds. If the participant remains continuously employed by the Company through the seventh anniversary of the date of the loan, a portion of the loan principal will be forgiven equal to 25% of the original principal amount multiplied by the ratio which the number of shares retained on the seventh anniversary bears to the number of shares originally acquired. Certain types of transfers, such as those to family members for tax or estate planning purposes, will not cause a reduction in the amount of loan principal forgiven. If the participant's employment is terminated prior to the seventh anniversary of the loan due to death or disability or a termination by the Company without cause within two years following a change of control, the participant will be entitled to principal forgiveness on the terms described above. A participant who retires at or after normal retirement age will be entitled to a prorated amount of such principal forgiveness based on the portion of the seven year period during which the participant was employed. Otherwise, a participant must still be employed on the seventh anniversary of the loan to be eligible for any forgiveness of loan principal. The following table shows, for each participating executive officer, the number of shares of Common Stock acquired with the proceeds of loans under the plan and the aggregate amount of all loan principal and accrued interest outstanding as of March 18, 1997.

                            Number
                          of Shares          Amount
         Name             Purchased     Outstanding ($)
----------------------    ----------    ----------------
Stuart C. Siegel            55,857          $443,700
Donald W. Colbert           53,142          $422,100
Robert J. Taphorn           23,357          $185,500
Robert E. Knowles           23,357          $185,500
Weldon J. Wirick, III       10,714           $85,100


                      REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee, which is composed of three non-management directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based on its policies for executive compensation. The Committee believes that the most effective executive compensation program is one which provides incentives to achieve both current and longer-term strategic goals of the Company, with the ultimate objective of enhancing shareholder value. The Company's compensation package for its executive officers consists of base salary, annual performance-based bonuses, stock option grants and the opportunity to acquire shares of Common Stock under the Company's Stock Purchase Loan Plan.

  Each year, the Committee reviews proposals submitted by the Chief Executive Officer with respect to annual salary, bonus performance goals and amounts, performance targets under the Stock Purchase Loan Plan, and stock option grants for each of the executive officers. In evaluating the CEO's proposals, the Committee considers (1) the individual executive officer's performance and level of contribution, including evaluations thereof by the CEO with respect to other executive officers, (2) the Company's performance during the last fiscal year in relation to its financial goals, measured primarily by earnings per share, and
(3) whether the proposals are consistent with the Committee's policies on executive compensation, as outlined below. During the fiscal year ended January 25, 1997 ("fiscal 1997") after salaries and bonuses had been set for the year, the Committee utilized an outside compensation consultant to review the total compensation package provided to its top executive officers and the competitiveness of that package. The consultant's report showed that the total compensation paid to the Company's top five executives was near or below the average total compensation paid to comparable executives by the companies used for comparison. The Committee will evaluate the information obtained from the consultant in establishing future compensation levels and programs for the Company's executives.

  The Committee believes that a significant portion of an executive's total compensation should be subject to Company and individual performance criteria. Base salary levels are generally set at the minimum levels believed by the Committee to be necessary to attract and retain qualified individuals when considered along with the performance-based components of the Company's compensation package. The Committee determined that executive officers' base salaries should be increased from three percent to five percent in fiscal 1997 in view of the fact that base salaries had not increased during the preceding fiscal year and the need to keep the total compensation package competitive.

  The Company's annual bonus plan provides incentives to achieve current strategic goals of the Company and to maximize individual performance. At the beginning of each year, the Committee sets threshold, target and maximum bonus amounts for each executive officer. Consistent with the Company's compensation philosophy, these potential bonus amounts are set at a significant percentage of the executive officer's salary for such year, typically between 10% and 60%. The determination of the amount of the bonus, if any, to be paid is made after the end of the year by the Committee based on the degree to which the Company has achieved the performance goals established by the Committee, measured primarily by earnings per share (determined for fiscal 1997 on either a Company-wide or divisional basis) and on the executive officer's individual performance and level of contribution during the previous year. If the minimum, target or maximum goals are met, the executive officer may receive the threshold, target or maximum bonus amount, respectively, depending on the Committee's evaluation of the executive's individual performance. Similarly, if the Company's actual performance for a year falls between any of these goals, the executive officer may receive a prorated portion of the next highest bonus amount. In some cases the Committee may adjust the bonus percentages and performance targets during the fiscal year on a prospective basis. For fiscal 1997, the Committee instituted an additional incentive goal for the top four executive officers based on the Company exceeding the maximum for pre-tax earnings under the annual bonus plan. The additional incentive would be a maximum of 20 percent of the bonus payable to the executive under the annual bonus plan. The Company's earnings per share for fiscal 1997 were in excess of the Company-wide target goal established for the year but below the maximum goal. In calculating the earnings per share, the Committee determined that certain life insurance proceeds should be excluded from earnings which reduced the earnings per share for purposes of the annual bonus plan. Because earnings per share did not exceed the maximum goal under the annual bonus plan, there was no additional incentive paid to the top four executives.

  Grants of stock options to the Company's executive officers under the 1991 Stock Option Plan provide incentives to achieve the Company's long-term performance objectives. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation package closely aligns the interests of executive officers with those of the Company's shareholders. Whether a grant will be made to an executive officer, and if so in what amount, is determined by the Committee based on the Committee's subjective evaluation of the executive officer's potential contribution to the Company's future success, the level of incentive already provided by the number and terms of the executive officer's existing stock option holdings and the market price of the Company's Common Stock. No grants of stock options were made to executive officers in fiscal 1997.

  Under the Stock Purchase Loan Plan, an aggregate of $1.5 million in loans were made by the Company in 1995 to the executive officers and other key management employees to acquire an aggregate of 214,275 shares (the "1995 loan program"). The 1995 loan program allows participants to achieve forgiveness of all or a portion of the interest on the loans based upon the Company's achievement of performance goals established by the Committee. Minimum, target and maximum goals were established which could result in forgiveness of 25%, 50% or 100%, respectively, of the loan interest accruing during fiscal 1997, with the amount being forgiven prorated for performance that fell between any of the goals. The performance criterion and the targets for fiscal 1997 were the same as those established on a divisional basis for purposes of the Company's annual bonus plan. The Company's performance was slightly below the target level set for fiscal 1997 so slightly less than 50% of the loan interest accruing in fiscal 1997 was forgiven. As with the annual bonus program, the Company's earnings were adjusted to exclude certain life insurance proceeds. The 1995 loan program also permits up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and based on the amount of stock acquired under the program which the participant has retained. A more detailed description of the 1995 loan program appears elsewhere in the Proxy Statement. The Committee believes that the plan, by encouraging management's acquisition and retention of the Company's Common Stock and by tying interest forgiveness to Company performance, provides even greater incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

  The Committee determined the compensation for Mr. Siegel, the Company's Chairman and CEO, for the past fiscal year in a manner consistent with the policies and procedures described above. The Committee considered that Mr. Siegel continued to provide strong leadership and motivation to the Company and its management and that no base salary increase had been given to Mr. Siegel for the prior year. Therefore, the Committee determined that Mr. Siegel's base salary for fiscal 1997 should be increased by four percent. The Committee historically has not granted stock options to Mr. Siegel because of his existing significant stock ownership in the Company. Therefore, the Committee generally sets Mr. Siegel's bonus amounts at a greater percentage of base salary than those set for other executives. The threshold, target and maximum potential bonus amounts for Mr. Siegel were set at 24%, 48% and 72%, respectively, for fiscal 1997.

  Mr. Siegel also participated in the additional bonus program described above for the top four executives. As explained above under the annual bonus plan, the Company exceeded its target goal for fiscal 1997 so that a bonus was paid to Mr. Siegel under the annual bonus plan but did not exceed the maximum goal so no amount was paid under the additional bonus program. To provide even greater incentives for Mr. Siegel to achieve the Company's current strategic goals and long-term performance objectives, Mr. Siegel had been provided an opportunity to purchase shares under the 1995 loan program on a basis generally comparable to the other senior executive officers; the amount borrowed by Mr. Siegel and used to purchase shares under the program represented approximately 85% of his annual base salary for the year of the purchase. The performance targets and potential forgiveness percentages for Mr. Siegel under the 1995 loan program for fiscal 1997 were the same as for other executive officers. A portion of the fiscal 1997 interest on Mr. Siegel's loan was forgiven under the 1995 loan program, as previously discussed. The outside compensation consultant's report concluded that Mr. Siegel's total compensation was below the average paid to chief executive officers of the companies used for the comparison.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company with respect to the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of
Section 162(m) on the Company and believed it was highly unlikely that the compensation paid to any executive officer during fiscal 1997 would exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess alternatives for avoiding loss of tax deductions in future years to the extent that the alternatives would be consistent with the Committee's compensation philosophy and in the best interests of the Company.

COMPENSATION COMMITTEE
Robert L. Burrus, Jr., Chairman
Selwyn S. Herson
Andrew M. Lewis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Burrus, a member of the Compensation Committee, is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which has served as counsel to the Company on a regular basis since 1979.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of companies in the Nasdaq Market Value Index for U. S. companies and the Nasdaq Retail Trade Index for the period of five years commenced on January 25, 1992, and ended on January 25, 1997.

                                    [GRAPH]


-------------------------------------------------------------------------
Year Ended      1/25/92   1/30/93   1/29/94   1/28/95   1/27/96   1/25/97
-------------------------------------------------------------------------
S&K             100.0      133.3     144.4      80.6      63.9     111.1
Nasdaq Market   100.0       99.7     125.5     118.6     166.1     218.6
Nasdaq Retail   100.0       90.3      96.8      85.4      96.5     118.6


  Media General Financial Services supplied the data for the Company and the Nasdaq Market Value Index. Center for Research in Security Prices (CRSP) supplied the data for the Nasdaq Retail Trade Index.

                                 PROPOSAL NO. 2

                      AMENDMENT TO 1991 STOCK OPTION PLAN
                     TO INCREASE NUMBER OF SHARES RESERVED
                                  FOR ISSUANCE

GENERAL

  On March 19, 1997, the Board of Directors of the Company, subject to approval by the Company's Shareholders, adopted an amendment to the Company's 1991 Stock Option Plan ("the Plan") to increase by 200,000 the number of the Company's Common Shares reserved for issuance pursuant to incentive awards granted under the Plan. Incentive awards under the Plan may be in the form of restricted stock, stock options or stock appreciation rights. Unless sooner terminated by the Board of Directors, the 1991 Plan will terminate on March 25, 2001.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE PLAN.

  Of the 400,000 shares of the Company's Common Stock previously reserved, with shareholder approval, for issuance pursuant to incentive awards made under the Plan, 37,664 shares were available for future awards prior to the contingent grants described below under "1991 Stock Option Plan Benefits Table." In addition, shares of Company Common Stock which were reserved but are not issued under a previous stock option plan may be issued under the Plan. There are currently no such additional shares available for issuance under the Plan. If an incentive award granted under the Plan is cancelled, terminates or lapses unexercised, any unissued shares allocable to such incentive award may be subjected again to an incentive award under the Plan. Adjustments will be made in the number of shares which may be issued under the Plan in the event of a future stock dividend, stock split, reverse stock split, recapitalization, merger or consolidation or other capital adjustment as provided in the Plan.

  The Common Shares are traded on the Nasdaq Stock Market. On March 19, 1997, the closing sale price was $9.625.

ELIGIBILITY

  All present and future employees of the Company who hold positions with management responsibility are eligible to receive incentive awards under the Plan. The Company estimates that it has approximately 240 such employees (7 of whom are executive officers).

ADMINISTRATION

  The Plan is administered by the Compensation Committee (the "Committee"). With respect to eligible employees, the Committee has the power and complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, whether the award will be an option or restricted stock, whether stock appreciation rights will be attached to options, and the number of shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and stock appreciation rights, and may impose such other restrictions and requirements as it may deem appropriate with respect to grants made to eligible employees.

STOCK OPTIONS

  Options to purchase Common Shares granted to employees under the Plan may be "incentive stock options" or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Section 422A of the Internal Revenue Code, while nonstatutory stock options do not. The option price of Common Shares covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Shares on the date of the option grant. The option price of Common Shares covered by a nonstatutory option granted to an employee may not be less than 85% of the fair market value of the Common Shares on the date of grant.

  The value of incentive stock options, based on the exercise price, that can be exercisable for the first time by an individual employee in any calendar year under the Plan or any other similar plan maintained by the Company is limited to $100,000.

  Options may only be exercised at such times as may be specified by the Committee, provided, however, that an incentive stock option may not be exercised after the first to occur of (i) ten years (or, in the case of an incentive stock option granted to a 10% shareholder, five years) from the date on which the incentive stock option was granted, (ii) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability. An option granted under the Plan may not be exercised within the first six months from the date it is granted (except in the case of an optionee who becomes disabled or dies).

  If the option so provides, an optionee exercising an option may pay the purchase price in cash, by delivery of a promissory note, or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. The Committee may, in its discretion, provide in an option agreement that an eligible employee who exercises an option by delivering already owned Common Shares may be granted a new option equal in an amount to the number of shares he delivered to exercise the option.

CHANGE OF CONTROL

  The Committee may, in its discretion, provide that stock options granted to employees under the Plan become fully exercisable upon a Change of Control, or upon the occurrence of one or more events subsequent to a Change of Control, notwithstanding other conditions on exercisability in the option. For purposes of the Plan, a "Change in Control" occurs (i) when a person (or group of persons acting in concert) acquires 20% or more of the Common Shares, (ii) when there is a change in the composition of a majority of the Board of Directors when compared with those who are currently serving and any new members whose nomination or election is approved by a majority of the current Board or (iii) when the shareholders of the Company approve a reorganization, merger or consolidation or other transaction which results in the shareholders of the Company prior to such transaction owning less than 40% of the corporation resulting from the transaction. Exceptions are made to the first change of control definition when (i) the acquiror obtains its shares directly from the Company, (ii) the acquiror is the Company, a Company subsidiary or a Company employee benefit plan or (iii) the acquiror is a corporation which immediately after such acquisition is owned by persons who were formerly the shareholders of the Company and such persons hold shares in the acquiror in substantially the same proportion as they previously held in the Company.

  The Plan also permits the Committee to accelerate the exercisability of currently outstanding options granted to eligible employees, if the Committee believes it is in the best interest of the Company to do so.

STOCK APPRECIATION RIGHTS

  The Committee may also award stock appreciation rights with related options, or the Committee may subsequently award and attach stock appreciation rights to a previously awarded nonstatutory option, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the Common Shares covered by the surrendered portion of the underlying option over (ii) the exercise price of the Common Shares covered by the surrendered portion of the underlying option. The Committee may limit the amount which can be received when a stock appreciation right is exercised. When a stock appreciation right is exercised, the underlying option, to the extent surrendered, will no longer be exercisable. Similarly, when an option is exercised, any stock appreciation rights attached to the option will no longer be exercisable. The Company's obligation arising upon the exercise of a stock appreciation right may be paid in Common Shares or in cash, or in any combination of the two, as the Committee may determine.

  Stock appreciation rights may only be exercised when the underlying option is exercisable at such times as may be specified by the Committee, which may include the occurrence of a Change in Control. There are further limitations on when an officer, director or 10% shareholder of the Company (an "Insider"), may exercise a stock appreciation right. In particular, Insiders may not exercise stock appreciation rights within the first six months after they are granted and must generally exercise the rights in brief window periods following quarterly earnings releases.

RESTRICTED STOCK

  Restricted stock issued pursuant to the Plan is subject to the following general restrictions: (i) none of such shares may be sold within a six-month period beginning on the date of grant; (ii) none of such shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or been removed under the provisions of the Plan, and (iii) if a holder of restricted stock ceases to be employed by the Company, he will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed.

  The Committee will establish as to each share of restricted stock issued under the Plan the terms and conditions upon which the restrictions on such shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, as a result of the disability, death or retirement of the participant, or as a result of the occurrence of a Change of Control. In addition, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

  During the period of restriction, participants holding shares of restricted stock may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares.

TRANSFERABILITY OF INCENTIVE AWARDS

  No options or stock appreciation rights granted under the Plan may be sold, transferred, pledged or otherwise disposed of, other than by will or by the laws of descent and distribution or pursuant to certain qualified domestic relations orders. All rights granted to a participant under the Plan shall be exercisable during his lifetime only by such participant, or his guardians or legal representatives. Upon the death of a participant, his personal representative or beneficiary may exercise his rights under the Plan.

AMENDMENT OF THE PLAN AND INCENTIVE AWARDS

  The Board of Directors may amend the Plan in such respects as it deems advisable and may amend outstanding awards as it deems appropriate to ensure compliance with Rule 16b-3 of the Securities and Exchange Commission and to cause incentive stock options to meet the requirements of the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES

  A participant generally will not incur federal income tax when he is granted a nonstatutory stock option, an incentive stock option or a stock appreciation right.

  Upon receipt of restricted stock or the exercise of a nonstatutory stock option or a stock appreciation right, a participant generally will recognize ordinary income equal to the difference between the fair market value of the Common Shares on the date of such receipt or exercise and, where applicable, the option price. The Committee has authority under the Plan to include provisions allowing an employee to elect to have a portion of the shares he would otherwise acquire upon exercise of an option or stock appreciation right withheld to cover his tax liabilities. The Committee has discretion to approve or disapprove any such election. When a participant exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax.

  The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income in connection therewith. This usually occurs upon the receipt of restricted stock or the exercise of nonstatutory options and stock appreciation rights. In some cases, such as the exercise of a nonstatutory option, the Company's deduction is contingent upon the Company meeting tax withholding requirements. Generally no deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Shares received upon exercise in violation of certain holding period requirements. Moreover, there can be circumstances where the Company may not be entitled to a deduction for certain transfers of Common Shares or payments to a participant upon the exercise of an incentive award that has been accelerated as a result of a "change of control".

  This summary of Federal income tax consequences of nonstatutory stock options, incentive stock options, stock appreciation rights and restricted stock does not purport to be complete. There may also be state and local income taxes applicable to these transactions.

1991 STOCK OPTION PLAN BENEFITS TABLE

  The following table shows the amount of stock options that have been granted to the persons and groups listed below subject to the shareholders' approval of the proposed amendment to the 1991 Stock Option Plan. All such options were granted with an exercise price of $9.625, the fair market value of the Company Stock on the date of grant.


-------------------------------------------------------
                                      NUMBER OF SHARES
NAME AND POSITION                    UNDERLYING OPTIONS
-------------------------------------------------------
Stuart C. Siegel, Chairman of the
  Board and CEO                                 0
Donald W. Colbert, President and
  COO                                      24,000
Robert J. Taphorn, Executive VP            11,000
Robert E. Knowles, Executive VP
  and CFO, Secretary and Treasurer         11,000
Harry S. Shendow, Senior VP                 2,500
Executive Officer Group (7
  persons)                                 55,100
Non-Executive Director Group
  (6 persons)                                   0
Non-Executive Officer Employee
  Group (18 persons)                       77,800
-------------------------------------------------------

                                 PROPOSAL NO. 3

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

  Price Waterhouse LLP, Norfolk, Virginia, has been selected by the Board of Directors as independent accountants of the Company for the current year, subject to ratification by the Shareholders. If the Shareholders do not ratify the selection of Price Waterhouse LLP, the Board of Directors will reconsider its selection of independent accountants for the current year. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT YEAR.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which are likely to be brought before the meeting; however, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgments on such matters.

                           SHAREHOLDER PROPOSALS FOR
                                  1998 MEETING

  Proposals of Shareholders intended to be included in the Proxy Statement for the 1998 annual meeting must be received by the Company at its principal executive offices no later than December 12, 1997. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

By Order of the Board of Directors,


/s/ ROBERT E. KNOWLES
---------------------
    Robert E. Knowles
    Secretary

April 9, 1997

                                     [LOGO]

                            S & K FAMOUS BRANDS, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, revoking all previous proxies, hereby appoints Robert
E. Knowles and Michael J. Finsterwald, and each of them with full power of substitution to each, proxies (and if the undersigned is a proxy, substitute proxies) and attorneys to represent the undersigned at the Annual Meeting of Shareholders of S & K Famous Brands, Inc., to be held at the Company's Corporate Headquarters, located at 11100 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on May 29, 1997, and at any and all adjournments thereof, and to vote as designated below, all of the Common Shares of S & K Famous Brands, Inc., par value $.50 per share, held of record by the undersigned on April 9, 1997, as fully as the undersigned could do if personally present.

1.       ELECTION OF DIRECTORS

         FOR ALL NOMINEES LISTED BELOW               WITHHOLD AUTHORITY
           (except as marked to the contrary)          (to vote for all nominees
                                                        listed below)
                     [ ]                                      [ ]

(Instruction: To withhold authority to vote for any individual, strike a line through the nominee's name in the list provided below.)

                  S. Siegel, R. Burrus, D. Colbert, S. Herson,
                   A. Lewis, S. Markel, T. Peery, M. Wishnack

2. PROPOSAL TO APPROVE OR REJECT AN AMENDMENT TO THE COMPANY'S 1991 STOCK OPTION PLAN to increase the number of Common Shares reserved for issuance under the Plan by 200,000 shares.

            [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP as the independent accountants of the Company.

            [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3.

         Receipt of the Secretary's Notice of and the related Proxy Statement for the Annual Meeting of Shareholders to be held on May 29, 1997, is hereby acknowledged.

Please sign exactly as name appears below. When shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ___________________________, 1997



---------------------------------------
        Shareholder's Signature


---------------------------------------
Shareholder's Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                ****APPENDIX****




                             S&K FAMOUS BRANDS, INC.
                       1991 STOCK OPTION PLAN, AS AMENDED

         1. Purpose. The purpose of this S&K Famous Brands, Inc. 1991 Stock Option Plan (the "Plan") is to further the long term stability and financial success of S&K Famous Brands, Inc., (the "Company") by attracting and retaining key employees through the use of stock incentives. It is believed that ownership of Company Stock will stimulate the efforts of those employees upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain with the Company and will further the identification of those employees' interests with those of the Company's shareholders. The Plan is intended to conform to the provisions of Securities and Exchange Commission Rule 16b-3 ("Rule 16b-3"), as in effect on March 11, 1991.

         2. Definitions. As used in the Plan, the following terms have the meanings indicated:

                  (a)      "Board" means the board of directors of the Company.

                  (b)      "Change of Control" means:

                           (i) The acquisition,  other than from the Company, by
                  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of
                  1934) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

                           (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934); or

                           (iii) Approval by the  shareholders of the Company of
                  a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended.

                  (d) "Company" means S&K Famous Brands, Inc., a Virginia corporation.

                  (e) "Company Stock" means Common Stock, $1.00 par value, of the Company. If the par value of the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

                  (f) "Compensation Committee" means the committee appointed by the Board as described under Section 14.

                  (g) "Date of Grant" means the date on which an Incentive Award is granted by the Committee.

                  (h) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Section 22(e)(3) of the Code. As to all other Incentive Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

                  (i) "Fair Market Value" means (i) if the Company Stock is traded on an exchange the average of the highest and lowest registered sales prices of the Company Stock at which it is traded on such day on the exchange on which it generally has the greatest trading volume or
         (ii) if the Company Stock is traded on the over-the-counter market, the average between the closing bid and asked prices on such day as reported by NASDAQ.

                  (j) "Incentive Award" means, collectively, the award of an Option, Stock Appreciation Right or Restricted Stock under the Plan.

                  (k) "Incentive Stock Option" means an Option intended to meet the requirements of, and qualify for favorable Federal income tax treatment under, Section 422A of the Code.

                  (l) "Insider" means a person subject to Section 16(b) of the Securities Exchange Act of 1934.

                  (m) "Nonstatutory Stock Option" means an Option, which does not meet the requirements of Section 422A of the Code, or even if meeting the requirements of Section 422A of the Code, is not intended to be an Incentive Stock Option and is so designated.

                  (n) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

                  (o) "Parent" means, with respect to any corporation, a "parent corporation" of that corporation within the meaning of Section 425(e) of the Code.

                  (p) "Participant" means any employee who receives an Incentive Award under the Plan.

                  (q) "Reload Feature" means a feature of an Option described in an employee's stock option agreement that requires the Committee to grant a Reload Option in accordance with the provisions described in
         Section 9(d).

                  (r) "Reload Option" means an Option granted to an employee equal to the number of shares of already owned Company Stock delivered by the employee to exercise an Option described in Section 9(d).

                  (s) "Restricted Stock" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

                  (t) "Restricted Stock Award" means an award of Restricted Stock granted under the Plan.

                  (u) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

                  (v) "Stock Appreciation Right" means a right to receive amounts from the Company granted under the Plan.

                  (w) "Subsidiary" means, with respect to any corporation, a "subsidiary corporation" of that corporation within the meaning of
         Section 425(f) of the Code.

                  (x) "10% Shareholder" means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Section 425(d) of the Code.

                  (y) "Window Period" means the period beginning on the third business day and ending on the twelfth business day following the release for publication of quarterly or annual summary statements of the Company's sales and earnings. The release for publication shall be deemed to have occurred if the specified financial data (i) appears on a wire service, (ii) appears in a financial news service, (iii) appears in a newspaper of general circulation or (iv) is otherwise made publicly available.

         3. General. The following types of Incentive Awards may be granted under the Plan: Options, Stock Appreciation Rights and Restricted Stock. Options granted under the Plan will be Incentive Stock Options or Nonstatutory Stock Options.

         4. Stock. Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 400,000 shares of Company Stock, which shall be authorized, but unissued shares. Shares that have not been issued under the S&K Famous Brands, Inc. 1983 Stock Option Plan (the "1983 Plan"), or shares allocable to options or portions thereof that expire or otherwise terminate unexercised after the effective date of the 1983 Plan, may be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an option granted under the 1983 Plan, or an existing Incentive Award. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, such number shall include the number of shares surrendered by an optionee to the Company in payment for shares upon exercise of an Option or in payment of federal and state income tax withholding liabilities upon exercise of a Nonstatutory Stock Option or a Stock Appreciation Right.

         5.       Eligibility.

         (a) All present and future employees who hold positions with management responsibilities with the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 14, to select eligible employees to receive Incentive Awards and to determine for each employee the terms and conditions, the nature of the award and the number of shares to be allocated to each employee as part of each Incentive Award.

         (b) The grant of an Incentive Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

         6.       Restricted Stock Awards.

         (a) Whenever the Committee deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Restricted Stock Award is granted and the terms and conditions to which the Restricted Stock Award is subject. This notice, when accepted in writing by the Participant shall become an award agreement between the Company and the Participant and certificates representing the shares shall be issued and delivered to the Participant. A

Restricted Stock Award may be made by the Committee in its discretion without cash consideration.

         (b) Restricted Stock issued pursuant to the Plan shall be subject to the following restrictions:

                  (i) Restricted Stock may not be sold, assigned, transferred or disposed of within a six-month period beginning on the Date of Grant, and Restricted Stock may not be pledged, hypothecated or otherwise encumbered within a six-month period beginning on the Date of Grant if such action would be treated as a sale or disposition under Rule 16b-3.

                  (ii) None of such shares may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares shall have lapsed or shall have been removed pursuant to paragraph (d) or (e) below.

                  (iii) If a Participant ceases to be employed by the Company or a Parent or Subsidiary of the Company, the Participant shall forfeit to the Company any shares of Restricted Stock, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph (d) or (e) below, on the date such Participant shall cease to be so employed.

         (c) Upon the acceptance by a Participant of a Restricted Stock Award, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such Restricted Stock Award, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant's award agreement.

         (d) The Committee shall establish as to each Restricted Stock Award the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

         (e) Notwithstanding the forfeiture provisions of paragraph (b)(ii) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

         (f) Each Participant shall agree at the time his Restricted Stock Award is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, the aggregate amount of any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock subject to the Restricted Stock Award. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant.

         7.       Stock Options.

         (a) Whenever the Committee deems it appropriate to grant Options, notice shall be given to the eligible employee stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent to which Stock Appreciation Rights are granted (as provided in Section 8), and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the eligible employee, shall become a stock option agreement between the Company and the eligible employee.

         (b) The exercise price of shares of Company Stock covered by an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant; provided that if an Incentive Stock Option is granted to an employee who, at the time of the grant, is a 10% Shareholder, then the exercise price of the shares covered by the Incentive Stock Option shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant.

         (c) The exercise price of shares covered by a Nonstatutory Stock Option shall be not less than 85% of the Fair Market Value of such shares on the Date of Grant.

         (d) Options may be exercised in whole or in part at such times as may be specified by the Committee in the employee's stock option agreement; provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

                  (i) No Incentive Stock Option may be exercised after the first to occur of (x) ten years (or, in the case of an Incentive Stock Option granted to a 10% Shareholder, five years) from the Date of Grant, (y) three months following the date of the employee's retirement or termination of employment with the Company and its Parent and Subsidiary corporations for reasons other than Disability or death, or
         (z) one year following the date of the employee's termination of employment on account of Disability or death.

                  (ii) Except as otherwise provided in this paragraph, no Incentive Stock Option may be exercised unless the employee is employed by the Company or a Parent or Subsidiary of the Company at the time of the exercise (or was so employed not more than three months before the time of the exercise) and has been employed by the Company or a Parent or Subsidiary of the Company at all times since the Date of Grant. If an employee's employment is terminated other than by reason of his Disability or death at a time when the employee holds an Incentive Stock Option that is exercisable (in whole or in part), the employee may exercise any or all of the exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of termination) within three months after the employee's termination of employment. If an employee's employment is terminated by reason of his Disability at a time when the employee holds an Incentive Stock Option that is exercisable (in whole or in part), the employee may exercise any or all of the exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of Disability) within one year after the employee's termination of employment. If an employee's employment is terminated by reason of his death at a time when the employee holds an Incentive Stock Option that is exercisable (in whole or in part), the Incentive Stock Option may be exercised (to the extent exercisable on the date of death) within one year after the employee's death by the person to whom the employee's rights under the Incentive Stock Option shall have passed by will or by the laws of descent and distribution.

                  (iii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive stock options granted after 1986 under the Plan and all other plans of the Company and any Parent or
         Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

         (e) Notwithstanding the foregoing, no Option shall be exercisable within the first six months after it is granted; provided that this restriction shall not apply if the employee becomes Disabled or dies during the six-month period.

         (f) The Committee may, in its discretion, grant Options which by their terms become fully exercisable upon a Change of Control, notwithstanding other conditions on exercisability in the stock option agreement.

         8.       Stock Appreciation Rights.

         (a) Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Incentive Stock Option. At the discretion of the Committee, Stock Appreciation Rights may also be granted in connection with all or any part of a Nonstatutory Stock Option, either concurrently with the grant of the Nonstatutory Stock Option or at any time thereafter during the term of the Nonstatutory Stock Option. Stock Appreciation Rights shall be evidenced in writing as part of the stock option agreement to which they pertain. The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

                  (i) Stock Appreciation Rights shall entitle the employee, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the employee will be entitled to receive upon exercise of the Stock Appreciation Right.

                  (ii) Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

                  (iii) The Committee may, in its discretion, grant Stock Appreciation Rights in connection with Options which by their terms become fully exercisable upon a Change of Control, which Stock Appreciation Rights shall only be exercisable following a Change of Control. The underlying Option may provide that such Stock Appreciation Rights shall be payable solely in cash. The terms of the underlying Option shall provide the method by which fair market value of the

         Company Stock on the date of exercise shall be calculated based on one of the following alternatives:

                           a. the Fair Market Value of the Company Stock on the business day immediately preceding the day of exercise;

                           b. the  highest  Fair  Market  Value  of the  Company
                  Stock, during the 90 days immediately preceding the Change of Control; or

                           c.  the greater of a. or b.

                  (iv) Subject to any further conditions upon exercise imposed by the Board, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable, except that in no event shall a Stock Appreciation Right held by an Insider be exercisable within the first six months after it is awarded even though the related Option is or becomes exercisable, and shall expire no later than the date on which the related Option expires.

                  (v) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

         (b) The manner in which the Company's obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the employee's Option or the related Stock Appreciation Rights agreement. The Committee may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

         (c) Except in the case of Stock Appreciation Rights which by their terms are exercisable only during a ninety-day period following a Change of Control, an Insider may only exercise a Stock Appreciation Right during a Window Period. An Insider may exercise a Stock Appreciation Right which is by its terms exercisable only during a ninety-day period following a Change of Control, provided that no Stock Appreciation Right held by an Insider shall be exercisable by its terms within the first six months after it is granted.

         9. Method of Exercise of Options and Stock Appreciation Rights.

         (a) Options and Stock Appreciation Rights may be exercised by written notice of the exercise given by the employee to the Company, stating the number of shares the employee has elected to purchase under the Option or the number of Stock Appreciation Rights the employee has elected to exercise. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided that if the terms of an Option so permit, the employee may (i) deliver, or cause to be withheld from the Option Shares, shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price,
(ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of the sale or loan proceeds to pay the exercise price, or (iii) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price together with such collateral as may be required by the Board at the time of exercise. The interest rate under any such promissory note shall be equal to the minimum interest rate required at the time to avoid imputed interest under the Code.

         (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option or Stock Appreciation Right any legend deemed desirable by the Company's counsel to comply with Federal or state securities laws, and the Company may require a customary written indication of the employee's investment intent. Until the employee has made any required payment, including any applicable withholding taxes, and has had issued a certificate for the shares of Company Stock acquired, the employee shall possess no shareholder rights with respect to the shares.

         (c) As an alternative to making a cash payment to the Company to satisfy his tax withholding obligations, if the Option or Stock Appreciation

Rights agreement so provides, the employee may, subject to the provisions set forth below, elect to (i) deliver shares of already owned Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Federal, state and local tax liabilities of the employee arising in the year of its exercise upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right. The Committee shall have sole discretion to approve or disapprove any such election. The following provisions apply to elections to satisfy such tax liabilities:

                  (i) If the employee is an Insider, his election to deliver already owned Company Stock upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right in order to satisfy such tax liabilities must be made either (x) during a Window Period or (y) if not impermissible under Rule 16b-3, at least six months before the date the amount of withholding tax due with respect to the exercise of the Option or Stock Appreciation Right is calculated.

                  (ii) If the employee is an Insider, his election to have the Company retain from the shares of Company Stock to be issued upon exercise of a Nonstatutory Stock Option or Stock Appreciation Right the number of shares of Company Stock that would satisfy such tax liabilities must be made either (x) during a Window Period or (y) if not impermissible under Rule 16b-3, at least six months before the amount of withholding tax due with respect to the exercise of the Option or Stock Appreciation Right is calculated.

                  (iii) If the employee is an Insider, his election to deliver already owned shares of Company Stock may not be made within six months after the date the Option or Stock Appreciation Right being exercised is granted, if such election would be impermissible under Rule 16b-3, except that this restriction shall not apply if the employee becomes Disabled or dies within the six-month period.

                  (iv) If the employee is an Insider, his election to have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Federal, state and local tax liabilities of the employee (arising in the year of its exercise upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right) may not be made within six months after the date the Option or Stock Appreciation Right being exercised is granted, if such election would be impermissible under Rule 16b-3, except that this restriction shall not apply if the employee becomes Disabled or dies within the six-month period.

                  (v)  The employee's election must be irrevocable.

                  (vi) The Committee may approve or disapprove an employee's irrevocable election to deliver to the Company shares of already owned Company Stock or to have the Company withhold shares of Company Stock to satisfy an employee's tax liabilities arising from exercise of a Nonstatutory Stock Option or Stock Appreciation Right. The Committee shall also have the right unilaterally to cancel an election previously approved and require the employee to satisfy such tax liabilities by an alternative arrangement satisfactory to the Company and the Committee that does not involve the delivery or withholding of Company Stock.

         (d) If an employee exercises an Option that has a Reload Feature by delivering already owned shares of Company Stock in payment of the exercise price, the Committee shall grant to the employee a Reload Option. The Committee shall grant the Reload Option in the same manner as set forth in paragraph 7(a). The Reload Option shall be subject to the following restrictions:

                  (i) The exercise price of shares of Company Stock covered by a Reload Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant of the Reload Option;

                  (ii) If and to the extent required by Rule 16b-3, a Reload Option shall not be exercisable within the first six months after it is granted; provided that this restriction shall not apply if the employee becomes Disabled or dies during the six-month period;

                  (iii) The Reload Option shall be subject to the same restrictions on exercisability imposed on the underlying Option (possessing the Reload Feature) delivered unless the Committee specifies different limitations;

                  (iv) The Reload Option shall not be exercisable until the expiration of any retention holding period imposed on the disposition of any shares of Company Stock covered by the underlying Option (possessing the Reload Feature) delivered.

The Committee may, in its discretion, cause the Company to place on any certificate representing Company Stock issued to a Participant upon the exercise of an underlying Option (possessing a Reload Feature as evidenced by the stock option agreement for such Option) delivered pursuant to this subsection (d), a legend restricting the sale or other disposition of such Company Stock.

         (e) Notwithstanding anything herein to the contrary, Incentive Stock Awards shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3, or any replacement rule adopted, as the same now exists or may, from time to time, be amended.

         10. Nontransferability of Incentive Awards and Options. Options and Stock Appreciation Rights by their terms, shall not be transferable except by will or by the laws of descent and distribution or, if permitted by Rule 16b- 3, pursuant to a Qualified Domestic Relations Order (as defined in Section 414(p) of the Code ("QDRO") and shall be exercisable, during the Participant's lifetime, only by the Participant or, if permitted by Rule 16b-3, an alternative payee under a QDRO or by his guardian, duly authorized attorney-in-fact or other legal representative.

         11. Effective Date of the Plan. This Plan shall be effective on March 11, 1991 and shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company's shareholders, and (ii) the requirements of any applicable State securities laws have been met, no Restricted Stock shall be awarded and no Incentive Award Option or Stock Appreciation Right shall be exercisable.

         12. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on March 10, 2001. No Incentive Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, that, if and to the extent required by Rule 16b-3, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 13), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may amend the Plan and unilaterally amend Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, detrimentally affect a Participant's rights under an Incentive Award previously granted to him.

         13. Change in Capital Structure.

         (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

         (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

         (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

         14. Administration of the Plan. The Plan shall be administered by a committee (the "Committee"), consisting of not less than three Directors of the Company, who shall be appointed by the Board of Directors. Subject to paragraph
(d) below, the Committee shall be the Compensation Committee unless the Board of Directors shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

                  (a) The Committee shall have the power and complete discretion to determine (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) when, whether and to what extent Stock Appreciation Rights shall be granted in connection with Options, (v) the fair market value of Company Stock, (vi) the time or times when an Incentive Award shall be granted, (vii) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (viii) when Options and Stock Appreciation Rights may be exercised, (ix) whether a Disability exists, (x) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (ix) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xii) whether to approve a Participant's election (x) to deliver shares of already owned Company Stock to satisfy tax liabilities arising upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right or (y) to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right the number of shares necessary to satisfy tax liabilities arising from such exercise, (xiii) the terms and conditions applicable to Restricted Stock Awards, (iv) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xv) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xvi) notice provisions relating to the sale of Company Stock acquired under the Plan, and
         (xvii) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no "tandem stock options" (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. The Committee shall also have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

                  (b) The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

                  (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

                  (d) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Exchange Act, no member of the Committee shall be eligible to participate in the Plan or in any other plan of the Company or any Parent or Subsidiary of the Company that entitles participants to acquire stock, stock options or stock appreciation rights of the Company or any Parent or Subsidiary of the Company, and no person shall become a member of the Committee if, within the preceding one-year period, the person shall have been eligible to participate in such a plan.

         15. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at its principal business address to the attention of the Treasurer; (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

         16. Interpretation. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed.

                                       S&K FAMOUS BRANDS, INC.

                                       By____________________________